Exhibit 99.1

January 25, 2017

Mr. Joseph Stilwell

The Stilwell Group

111 Broadway, 12th Floor

New York, NY 10006

RE:	HopFed Bancorp, Inc.

Dear Mr. Stilwell:

At the direction of the Board of Directors, our President and CEO, John Peck, has made several efforts to arrange a meeting in New York with you and/or your representatives.

We are greatly disappointed that your representative, Ms. Parisi, has stated that The Stilwell Group has no interest in meeting with us. This is unfortunate, because the Board believes that matters of mutual interest could be discussed in detail at such a meeting, and that a resolution of many of your concerns could be achieved. We remain available to meet with you, if you reconsider your rejection of such a meeting and recognize that it may benefit both you and your shareholders.

As the independent members of the Company’s Board of Directors, we now find it necessary to direct this letter to you in support of John Peck. We encourage every shareholder to express opinions regarding the management and direction of our Company, and acknowledge their right to do so. But as Directors, we also have the responsibility to respond to scurrilous public attacks which may damage the franchise and attempt to unfairly turn sentiment against our Company. Your representative’s most recent public letter to Mr. Peck was obviously such an attempt.

We take seriously our duty to direct management of the Company — good direction begins with a foundation of business experience which drives sound decision making. That said, our collective judgment is that Mr. Peck has been, and continues to be, the right chief executive officer for HopFed and Heritage Bank. For perspective, our Company has been in existence for more than 136 years. Mr. Peck was hired as CEO in 2000. At December 31, 2000, the Company reported $230.0 million in total assets. Since that time, the Company has expanded its presence from 5 Kentucky locations to 20 offices in 11 counties in both Kentucky and Tennessee. Most recently, the Company opened 2 loan production offices in the Nashville market, one of the fastest growing MSA’s in the country. At September 30, 2016, the Company reported total assets of $871.9 million, an increase of 279% from December 31, 2000. This growth did not occur through lack of leadership. Quite the opposite — our CEO has pushed the Company forward with a vision compatible with our system of beliefs, growing the franchise to effectively serve our markets, with a goal of enhancing long-term shareholder value.

Granted, the process has not been without its challenges — the economic crisis greatly impacted our market areas. During a period of unprecedented economic downturn resulting in record bank failures, our management successfully navigated through the turbulence. Confronted with difficult circumstances, Mr. Peck and the Company’s leadership team has made strategic decisions about how best to grow quality loans with a long view for boosting earnings. Progress has been realized through the loan growth and expansion into new market areas.

Yet, you and your surrogates continue to bombard insulting, degrading and destructive personal attacks toward Mr. Peck and the Company. Additionally, you are critical of certain Board decisions. Responding to your criticisms and demands has cost our management and this Board a great deal of time and energy and constitutes an ongoing distraction detrimental to the organization.

One constant subject of your criticism is Mr. Peck’s compensation. Our Compensation Committee, with the advice and assistance of independent consultants, very responsibly reviews and considers executive compensation, with recommendations to the full Board. Mr. Peck’s compensation package is in the 34th percentile of peers. In simple terms, this means 2/3 of all peer group CEOs are paid more than ours is — this could hardly be characterized as “a bloated pay package.” Mr. Peck’s compensation has been approved unanimously by the full Board, including the affirmative votes of your nominee during his tenure.

We recognize you as our largest shareholder with just under 10% ownership, but your holdings should not entitle you to speak or act to the detriment of the remaining 90% of our shareholders. We value and encourage all shareholders’ input. But we also understand that your actions, and particularly your negative comments regarding Mr. Peck, affect all shareholders, which gives us cause for serious concern. For example, your surrogate’s suggestion that Mr. Peck is “a liar” is an unfounded personal attack which we cannot quietly condone. Such attacks are unnecessarily destructive and malign our Company to the detriment of all shareholders.

We acknowledge our Company has work to do, and we are confident HopFed is headed in the right direction. But these misguided personal attacks at a minimum distract our management team and the Board of Directors, taking away from the important work of enhancing shareholder value.

Mr. Peck has our full support. We stand behind him and our management team. At the same time, we welcome constructive dialogue as we strive to improve our Company.

The independent members of the Board of Directors of HopFed Bancorp, Inc.:

/s/ Harry J. Dempsey, Chairman	/s/ Thomas I. Miller
Harry J. Dempsey, Chairman	Thomas I. Miller

/s/ Steve Hunt	/s/ Richard Perkins
Steve Hunt	Richard Perkins

/s/ Ted Kinsey	/s/ Clay Smith
Ted Kinsey	Clay Smith

/s/ Joseph M. Solomon
Joseph M. Solomon